EXHIBIT 8.1

[Letterhead of Sullivan & Cromwell LLP]

November 3, 2026

H2O America,

110 West Taylor Street,

San Jose, California 95110.

Re: Offering of Equity Units

Ladies and Gentlemen:

We have acted as counsel for H2O America, a Delaware corporation (the “Company”), in connection with the preparation and filing of a prospectus supplement dated October 29, 2026 (“Prospectus Supplement”) and the prospectus dated October 29, 2026 (the “Prospectus”) forming part of the registration statement on Form S-3 (File No. 333-282881) filed by the Company with the Securities and Exchange Commission (the “SEC”) relating to the issuance and sale by the Company of up to 7,475,000 Equity Units (including 975,000 Equity Units if the underwriters exercise their over-allotment option in full) (the “Equity Units”). In connection therewith, we have participated in the preparation of the discussions set forth under the caption “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS” in the Prospectus Supplement.

In connection with the preparation of our opinion, we have examined such documents and other materials as we have deemed appropriate, including, but not limited to, the Prospectus and the Prospectus Supplement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, officer’s certificates and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for our opinion expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. Our opinion assumes (i) the accuracy of the facts contained in the Prospectus Supplement and other materials examined by us and (ii) the consummation of the offer to sell the Equity Units in the manner contemplated by, and in accordance with the terms set forth in, the Prospectus Supplement. In the event any of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

Based upon and subject to the foregoing, the discussions contained in the Prospectus Supplement under the caption “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS,” insofar as they purport to describe provisions of U.S. federal income tax laws and regulations or legal conclusions with respect thereto, and subject to the limitations described therein, constitute the opinion of Sullivan & Cromwell LLP with respect to the matters set forth therein.

Our opinion expresses our view only as to United States federal income tax laws in effect as of the date hereof. The authorities upon which our opinion relies are subject to change with potential retroactive effect. There can be no assurance that changes in the law will not take place that could affect such United States federal income tax consequences. Nevertheless, by rendering our opinion we undertake no responsibility to advise you of any change in United States federal income tax laws or the application or interpretation thereof that could affect our opinion.

Our opinion is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this letter as Exhibit 8.1 to the Current Report on Form 8-K of the Company and to the use of our name under the caption “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the SEC relating thereto.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP